Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this amendment to the Registration Statement on Form F-1 of our report dated May 8, 2020, except for the Notes 2 and 13, as to which the date is July 2, 2020, and Note 11, as to which the date is September 28, 2020, with respect to the consolidated financial statements of Sentage Holdings Inc. as of December 31, 2019 and 2018, and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 22, 2021